EXHIBIT 23.2

Consent of Independent Registered Certified Public Accountants

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the MIVA, Inc. 2006 Stock Award and Incentive Plan of MIVA, Inc. (formerly FindWhat.com, Inc.) of our report dated March 16, 2005, with respect to the consolidated financial statements and schedule of MIVA, Inc. (formerly FindWhat.com, Inc.) included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP
Tampa, Florida
September 19, 2006